Life Insurance Company	200 Clarendon Street John Hancock Place Boston, Massachusetts 02117 [1-800-732-5543]

INSUREDS	John Doe	SUM INSURED AT ISSUE	$1,000,000
	Dorothy Doe

POLICY NUMBER	M123456	DATE OF ISSUE	October 1, 1997

PLAN	MAJESTIC VARIABLE ESTATE PROTECTION

JOINT FLEXIBLE PREMIUM VARIABLE UNIVERSAL SURVIVORSHIP LIFE INSURANCE

The John Hancock Life Insurance Company (‘the Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Surviving Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. There is no change in status, premiums, cash value or non-forfeiture provisions upon the first death. The Death Benefit (see Section 4) will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Home Office of the Company of due proof of the Surviving Insured’s death. Also, due proof of the death of the first Insured to die must be given to us when such death occurs.

The amount or duration of death benefit may be variable or fixed under specified conditions and may increase or decrease. The policy, which includes any Riders that are a part of the policy on delivery, is issued in consideration of the application and the payment of the Minimum Initial Premium shown on the Policy Specifications.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts:

President	Secretary

Variable Universal Survivorship Life Insurance Policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Schedule of benefits and premiums and the premium class are shown on the Policy Specifications

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to a fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit, if such option is elected at issue and if premiums are paid on a timely basis and other conditions are met as described in Section 4, 6, and 7. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured minus any withdrawals other than Terminated ASI Withdrawal amounts (as described in Section 11) and minus any indebtedness on the date of death.

Right to Cancel—The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely receipt from the Owner of appropriate written notice (including the surrendered policy, if it has been delivered) exercising the rights described above.

Policy Provisions

Section

1.	Policy Specifications

2.	Table of Rates

3.	Definitions

4.	Death Benefit

5.	Payments

6.	Guaranteed Minimum Death Benefit Premium Target

7.	Grace Period

8.	Account Value

9.	Charges

10.	Loans

11.	Surrenders And Withdrawals

12.	Basis of Computations

13.	Separate Accounts and Fixed Account

14.	Allocation To Subaccounts

15.	Investment Policy Change

16.	Annual Report To Owner

17.	Reinstatement

18.	Owner and Beneficiary

19.	Interest On Proceeds

20.	Exchange Of Policy During First 24 Months

21.	Deferral Of Determinations And Payments

22.	Claims Of Creditors

23.	Assignment

24.	Incontestability

25.	Misstatement Of Age Or Sex

26.	Suicide

27.	The Contract

28.	Settlement Provisions

1. POLICY SPECIFICATIONS

Names of Insureds	[John Doe]	[Dorothy Doe]
Age at Issue	[35]	[35]
Sex	[Male]	[Female]
Premium Class	[Standard Non-Smoker]	[Standard Non-Smoker]
Owner, Beneficiary	As designated in the application subject to Section 18 of the policy
Policy Number	[M123456]	Plan	Majestic VEP
Date of Issue	[October 1, 1997]	Sum Insured
		Basic Sum Insured at Issue	$[500,000]
		Additional Sum Insured at Issue	$[500,000]

		Total Sum Insured at Issue	$[1,000,000]

Death Benefit Option at Issue	[Option A]

Other Benefits and Specifications*

Minimum Total Sum Insured	$1,000,000
Minimum Basic Sum Insured	$500,000
[Guaranteed Minimum Death Benefit Option	]
[Policy Split Option Rider	]
[Enhanced Cash Value Rider	]

* The date of issue and the issue ages of each Rider are the Date of Issue and the issue ages of the policy unless otherwise specified in the Rider.

PREMIUMS

Planned Premium**	$[3458.18] per year for all Policy Years
Target Premium	$[3458.18] per year
[Guaranteed Minimum Death Benefit Premium***	$[2939.45] per year]
Minimum Initial Premium	$[2939.45] per year
Billing Interval	[Annual]

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4%.

** There is no correlation between Planned Premium and continuation of the policy to the death of the Surviving Insured due to changes in such factors as investment experience, cost of insurance charges, changes in expense factors, reallocations among subaccounts, partial withdrawals, and changes in death benefit options.

*** Unpaid charges will accumulate while the Guaranteed Minimum Death Benefit feature is in effect and could result in the need for a lump sum payment to keep the policy in force.

We reserve the right to change the credited interest rate, and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. The credited rate for the fixed account will never be less than the Guaranteed Minimum Interest Rate shown above.

3A

1. POLICY SPECIFICATIONS, continued

CURRENT POLICY CHARGES

Deductions from Premium Payments*

                  Sales Charge

Policy Years	Up to Target Premium	Excess
1	30%	3.5%
2-5	15%	3.5%
6-10	10%	3.5%
11-20	3%	3%
21+	0%	0%

State Premium Tax	2.35% of Payments
Federal DAC Tax	1.25% of Payments
Premium Processing Charge	1.25% of Payments
[Enhanced Cash Value Rider Charge	2% of the cumulative premiums paid in the first Policy Year, up to the Target Premium amount for the first Policy Year]

Monthly Deductions from Account Value*

Administrative Charge	$7.50 for all Policy Years plus $.01 per $1,000 of Total Sum Insured at Issue for first 10 Policy Years
Issue Charge	$55.55 for first 5 Policy Years plus $.02 per $1,000 of Total Sum Insured at Issue for first 3 Policy Years
Cost of Insurance Charge	Deducted each month for all Policy Years; see Section 9
[Guaranteed Minimum Death Benefit Charge	$.01 per $1,000 of Basic Sum Insured at Issue per month, beginning in the 11th Policy Year. ]
[Policy Split Option Charge	$.03 per $1000 of Total Sum Insured until the policy anniversary nearest the older Insured’s 80th birthday]

Deductions from Separate Account*

Mortality and Expense Risk Charge	.05% of Account Value (deducted daily at a rate of .000137%) for all Policy Years

*We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Policy Charges on page 3B.

3A

1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

                  Sales Charge

Policy Years	Up to Target Premium	Excess
1	30%	3.5%
2-5	15%	3.5%
6-10	10%	3.5%
11-20	4%	3%
21+	3%	3%

State Premium Tax	2.35% of Payments
Federal DAC Tax	1.25% of Payments
Premium Processing Charge	1.25% of Payments
Enhanced Cash Value Rider Charge	2% of the cumulative premiums paid in the first Policy Year, up to the Target Premium amount for the first Policy Year

Monthly Deductions from Account Value

Administrative Charge	$10.00 for all Policy Years plus $.03 per $1,000 of Total Sum Insured at Issue for all Policy Years
Issue Charge	$55.55 for first 5 Policy Years plus $.02 per $1,000 of Total Sum Insured at Issue for first 3 Policy Years
Cost of Insurance Charge	Deducted each month for all Policy Years; see Section 9 and Table of Rate for Maximum Monthly Rates for Cost of Insurance
[Guaranteed Minimum Death Benefit Charge	$.03 per $1,000 of Basic Sum Insured at Issue per month, beginning in the 11th Policy Year.]
[Policy Split Option Charge	$.03 per $1000 of Total Sum Insured until the policy anniversary nearest the older Insured’s 80th birthday]

Deductions from Separate Account

Mortality and Expense Risk Charge	.60% of Account Value (deducted daily at a rate of .001639%) for all Policy Years

For each withdrawal we reserve the right to impose a charge of an amount not to exceed $20.

3B

1. POLICY SPECIFICATIONS, continued

Insureds	[John Doe]	Plan	[Majestic VEP]
[Dorothy Doe]
		Policy Number	[M123456]
		Rider Date of Issue	[October 1, 1997]

Rider Information

Type	Description
[Enhanced Cash Value Rider	Additional cash value available upon surrender during the first 9 Policy
Years, equal to the following percentages of the cumulative  premiums paid in the first Policy Year up to the Target Premium amount for the first
	Policy Year:
	Policy Year	ECV Percentage
	1	30%
	2	35%
	3	45%
	4	45%
	5	40%
	6	25%
	7	20%
	8	10%
	9	5%]

3C

2. TABLE OF RATES

A. RATE TABLE

Policy Year	Maximum Monthly Rates per $1,000 of Net Amount at Risk[1]	Required Additional Death Benefit Factor	[Optional Extra Death Benefit Factor
1	0.001	6.4928	6.4928
2	0.001	6.2432	6.2432
3	0.001	6.0033	6.0033
4	0.002	5.7729	5.7729
5	0.003	5.5514	5.5514
6	0.004	5.3387	5.3387
7	0.005	5.1343	5.1343
8	0.006	4.9379	4.9379
9	0.006	4.7494	4.7494
10	0.009	4.5682	4.5682
11	0.012	4.3943	4.3943
12	0.014	4.2273	4.2273
13	0.017	4.0669	4.0669
14	0.021	3.9129	3.9129
15	0.025	3.7651	3.7651
16	0.030	3.6232	3.6232
17	0.036	3.4871	3.4871
18	0.043	3.3565	3.3565
19	0.051	3.2312	3.2312
20	0.062	3.1111	4.1727
21	0.074	2.9960	4.9533
22	0.088	2.8857	5.5911
23	0.104	2.7800	6.1027
24	0.122	2.6789	6.5029
25	0.143	2.5820	6.1010
26	0.169	2.4892	5.7259
27	0.199	2.4005	5.3759
28	0.235	2.3156	5.0494
29	0.281	2.2345	4.7450
30	0.336	2.1572	4.4614
31	0.401	2.0836	4.1975
32	0.478	2.0136	3.9520
33	0.565	1.9470	3.7235]

1 Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be. We have the right to change the Monthly Rates per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

2. TABLE OF RATES, continued

A. RATE TABLE

Policy Year	Maximum Monthly Rates per $1,000 of Net Amount at Risk[1]	Required Additional Death Benefit Factor	[Optional Extra Death Benefit Factor
34	0.663	1.8838	3.5108
35	0.777	1.8236	3.3126
36	0.910	1.7665	3.1279
37	1.079	1.7123	2.9559
38	1.266	1.6611	2.7962
39	1.505	1.6126	2.6475
40	1.792	1.5672	2.5097
41	2.127	1.5246	2.3821
42	2.510	1.4849	2.2640
43	2.940	1.4479	2.1546
44	3.416	1.4135	2.0530
45	3.947	1.3813	1.9585
46	4.551	1.3514	1.8702
47	5.245	1.3235	1.7877
48	6.046	1.2976	1.7124
49	6.970	1.2737	1.6441
50	8.002	1.2518	1.5823
51	9.135	1.2318	1.5265
52	10.348	1.2136	1.4762
53	11.636	1.1969	1.4308
54	12.979	1.1816	1.3897
55	14.389	1.1673	1.3521
56	15.866	1.1539	1.3174
57	17.431	1.1410	1.2851
58	19.126	1.1283	1.2545
59	21.020	1.1156	1.2249
60	23.330	1.1025	1.1957
61	26.474	1.0887	1.1663
62	31.304	1.0741	1.1367
63	39.531	1.0588	1.1067
64	54.564	1.0429	1.0766
65	83.197	1.0257	1.0451]

1 Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be. We have the right to change the Monthly Rates per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4A

3. DEFINITIONS

The term “Account Value” is defined in Section 8.

The term “age” means age on the nearest birthday.

The term “Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term “Excess Premium” means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term “Fixed Account” means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the Separate Account.

The term “Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term “in full force” means that the policy has not lapsed in accordance with Section 7.

The term “indebtedness” means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term “Minimum Initial Premium” means the amount shown on the Policy Specifications.

The term “Net Premium” is defined in Section 5.

The term “payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

The term “Planned Premium” means the amount that the Owner intends to pay, as indicated on the application.

The term “Policy Year” means (a) or (b) below, whichever is applicable:

(a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term “Portfolio” means each division of a Fund that has a specific investment objective.

The term “Premium” is defined in Section 5.

The term “Processing Date” means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term “Separate Account”, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term “Subaccount” means a Variable Account or a Fixed Account.

The term “Superannuation Date” means the policy anniversary nearest the 100th birthday of the younger Insured. The Superannuation Date will occur whether or not the younger Insured is actually alive on that date.

The term “Surviving Insured” means the Insured who is living upon the death of the other Insured. Unless otherwise provided, if both Insureds die simultaneously, then the term “Surviving Insured” shall mean the younger of the two Insureds.

The term “Target Premium” means the amount shown on the Policy Specifications.

The term “Valuation Date” means any date on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

The term “Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

4A

3. DEFINITIONS, continued

The term “Variable Account” means each division of a Separate Account that has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

The terms “we”, “us”, and “our” refer only to the John Hancock Life Insurance Company.

The term “written notice” means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

The terms “you” and “your” refer only to the Owner(s) of this policy.

4. DEATH BENEFIT

The Death Benefit is payable when the Surviving Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. If the Surviving Insured dies during a Grace Period, we will also deduct the amount of any unpaid monthly charges under Section 9.

The death benefit of the policy depends on which of the following Options is selected at the time the policy is issued:

Option A: The death benefit is the Total Sum Insured, plus any Optional Extra Death Benefit (if elected) and any Required Additional Death Benefit as described below, and minus any withdrawals as described in Section 11.

Option B: The death benefit is the Total Sum Insured plus the Policy Account Value on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below. The death benefit will vary based on the amount of the Account Value and any changes to the death benefit will be determined at the end of each Valuation Period, but at least annually.

The Total Sum Insured equals the sum of the Basic Sum Insured (“BSI”) and any Additional Sum Insured (“ASI”)(if elected).

We reserve the right to modify the Required Additional Death Benefit Factors, (or the Optional Extra Death Benefit Factors, if applicable) retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

Optional Extra Death Benefit Feature: If Option A is elected, the Owner may also elect an Optional Extra Death Benefit feature. If this feature is elected at issue, then on each Annual Processing Date, the death benefit of the policy will be divided by the Account Value, with the result compared to the applicable Optional Extra Death Benefit percentage shown in Section 2. If the result is less than the Optional Extra Death Benefit percentage, then Optional Extra Death Benefit will be purchased so that the death benefit of the policy divided by the Account Value will equal the applicable percentage.

The amount of Optional Extra Death Benefit will remain in effect for the balance of the Policy Year, and be paid for through monthly deductions from the Account Value, using the Cost of Insurance Rates in effect on each Monthly Processing Date.

Required Additional Death Benefit: Current federal tax law requires a minimum death benefit in relation to cash value for a policy to qualify as life insurance. On each Processing Date, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance. The Total Required Death Benefit will be the Account Value on the Processing Date, times the applicable Required Additional Death Benefit percentage shown in Section 2.

The Required Additional Death Benefit will be the Total Required Death Benefit minus the sum of the Total Sum Insured and any Optional Extra Death Benefit, and, if Death Benefit Option A is elected, minus any withdrawals as described in Section 11.

The monthly deductions for the Required Additional Death Benefit will be based on the Cost of Insurance Rates then in effect.

Guaranteed Minimum Death Benefit:

If elected, the Policy Specifications will indicate that the Guaranteed Minimum Death Benefit (“GMDB”) applies to this policy. The election of the GMDB must be made at the time of policy issuance. We impose a charge after the tenth Policy Year if you elect this feature. This charge is indicated on the Policy Specifications if you have elected the GMDB.

If elected, GMDB guarantees that the GMDB will be paid, even if unpaid Section 9 charges exceed the policy’s Surrender Value, provided that the funding requirements of Sections 6 and 7 continue to be met, there has not been a failure to repay on a timely basis any excess indebtedness in accordance with Section 10 and any Additional Sum Insured under the policy is not scheduled to exceed the BSI at any time. The GMDB will be equal to the Basic Sum Insured (reduced by withdrawals as described in Section 11) and less any indebtedness on the date of death. The amount of any ASI is not included in any Guaranteed Minimum Death Benefit. Therefore, if the Account Value is insufficient to pay the monthly charges as they fall due (including charges for the ASI) the ASI coverage will lapse, even if the BSI stays in effect pursuant to the Guaranteed Minimum Death Benefit feature.

4. DEATH BENEFIT, continued

Age 100 Reduction of Sum Insured

On the Superannuation Date, Death Benefit Options A and B (described above) will cease to apply. On that date, we will automatically set the Total Sum Insured equal to zero, and discontinue deduction of the Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will then and thereafter be equal to the Account Value, and both the Optional Death Benefit Feature and the Required Death Benefit Feature will cease to apply. As stated previously, the Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death of the surviving insured.

5. PAYMENTS

Payments under the policy shall be made only to us at our Home Office. Planned premiums, as shown in the application for the policy, are scheduled to be paid on the first day of that payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct all of the applicable charges listed under “Deductions from Premium Payments” in Section 1. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, the following will apply:

(a)	All amounts received prior to the Date of Issue will be processed as if received on the date preceding the Date of Issue.

(b)	If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the date preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

Except as provided above, all payments will be processed as of the date of receipt.

You may pay Premiums in an amount other than the Target Premium or the Planned Premium at any time while the policy is in full force. At our option, we may either (i) refuse any Premium that causes the policy to be in violation of section 7702 of the IRS Code or any successor provision (unless such Premium is necessary to continue coverage), or (ii) require evidence of insurability for such Premium. In no event will premium payments be accepted after the superannuation date. However, loan repayments are permitted after age 100. Likewise, policy loans, partial withdrawals and transfers among funds are permitted after age 100.

Note: This policy may not qualify as life insurance after an Insured’s 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after an Insured reaches age 100.

6. GUARANTEED MINIMUM DEATH BENEFIT PREMIUM TARGET

If the Guaranteed Minimum Death Benefit (“GMDB”) Feature described in Section 4 is in effect at the Date of Issue, it will only continue to be available if at all times, other than a grace period described in Subsection A of Section 7, the Cumulative Premium Balance equals or exceeds the GMDB Premium Target described below.

The Cumulative Premium Balance, as of any given Processing Date, equals (a) the sum of all Premiums paid plus interest applied to each Premium payment from the date of payment to such Processing Date (with interest calculated at an annual effective rate of 4%) reduced by (b) the sum of all withdrawals as described in Section 11 plus interest applied to each withdrawal amount from the date of withdrawal to such Processing Date (with interest calculated at an annual effective rate of 4%).

The GMDB Premium Target, as of any given Processing Date, equals (a) the Monthly GMDB Premium times the number of GMDB Premium Monthly Due Dates that have occurred since the Date of Issue (including the Date of Issue and such Processing Date) plus (b) interest applied to each Monthly GMDB Premium from its GMDB Premium Monthly Due Date to such Processing Date, with interest calculated at an annual effective rate of 4%.

GMDB Premium Monthly Due Date shall mean the Date of Issue and each Processing Date thereafter. Monthly GMDB Premium shall equal the Guaranteed Minimum Death Benefit Premium shown on page 3 (if the GMDB Feature is in effect) divided by 12.

7. GRACE PERIOD

On any Processing Date the provisions of Subsection A or Subsection B, or both, will apply as described below.

The Policy will be tested under the Subsection A grace period provisions on any Processing Date that the Guaranteed Minimum Death Benefit Feature is in effect under the policy and there is no Additional Sum Insured in effect under the policy.

The Policy will be tested under both Subsection A and Subsection B grace period provisions on any Processing Date that the Guaranteed Minimum Death Benefit Feature is in effect under the policy and there is an Additional Sum Insured in effect under the policy.

The Policy will be tested under the Subsection B grace period provisions on any Processing Date that there is no Guaranteed Minimum Death Benefit Feature in effect under the policy whether or not there is any Additional Sum Insured in effect under the policy.

A. If the Guaranteed Minimum Death Benefit feature has been elected:

On each Processing Date, we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the Guaranteed Minimum Death Benefit Premium Target on that Valuation Date. If, on any such Processing Date, the Cumulative Premium Balance is less than the Guaranteed Minimum Death Benefit Premium Target, the Guaranteed Minimum Death Benefit will be deemed to be in default as of such Processing Date.

The amount by which the GMDB Premium Target exceeds the Cumulative Premium Balance is the “GMDB shortfall”. In order to keep the Guaranteed Minimum Death Benefit Feature in effect, a GMDB shortfall must be paid within a period which ends on the second Processing Date after the date of default, which period shall be referred to as “GMDB Grace Period”. We will send notice to your last known address and the last known address of any assignee of record with us at least 31 days before the end of the GMDB Grace Period specifying the minimum payment that you must make to continue the Guaranteed Minimum Death Benefit Feature in force beyond the end of the GMDB Grace Period.

If a payment at least equal to the GMDB shortfall is received before the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will remain in effect under the policy subject to the requirements described in Section 6 and this section. Any payment will be processed as of the date of receipt at our Home Office.

If a payment at least equal to the GMDB shortfall is not received by the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will be discontinued and no longer be in effect. If such Feature is discontinued, then on the Processing Date on which the GMDB Grace Period ends and on each Processing Date thereafter, the policy will be tested as described in subsection B and the provisions of that subsection will apply whether or not those provisions have been applied previously.

If the Surviving Insured dies during the grace period, we will deduct from the proceeds the GMDB shortfall.

B. If the Guaranteed Minimum Death Benefit feature has not been elected or has been removed.

On each Processing Date, we will determine whether the total of all unpaid Section 9 charges as of such date are greater than the Account Value minus indebtedness as of such date. If, on any such Processing Date, the Account Value minus indebtedness is less than the total of all Section 9 charges for that Processing Date, there will be a default as of the Processing Date on which such determination is made.

If on such date of default, there is both the Guaranteed Minimum Death Benefit Feature in effect and an Additional Sum Insured in effect, then only the Additional Sum Insured will be in danger of discontinuance and the default will be an Additional Sum Insured Default (referred to below as an “ASI Default”). If there is not a Guaranteed Minimum Death Benefit Feature in effect, the entire policy will be in danger of lapsing and the default will be a “Policy Default”.

10

7. GRACE PERIOD, continued

The minimum amount you must pay to cure either type of default is “the Default Payment”. The Default Payment will be equal to a payment which, after deduction of all applicable charges listed under “Deductions from Premium Payments” in Section 1, equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) three times the total of all Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default. If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Home Office. When payment is received, any Section 9 charges that are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

No Rider provisions will be in effect after the policy ceases to be in full force.

8. ACCOUNT VALUE

The Account Value on the Date of Issue equals the Net Premium received on or prior to that date (as defined in Section 5). The Account Value as of the end of any other Valuation Period is equal to the sum of (a) through (c) below:

(a)	The value of the Fixed Account at the end of the Valuation Period. The value in the Fixed Account at the end of a Valuation Period is equal to the value of the Fixed Account at the beginning of the Valuation Period plus the proportion of net premiums and loan repayments allocated to it during the period, plus any amounts transferred to it and interest credited to it during the period, minus the proportion of Section 9 charges, partial withdrawals, and loans deducted from it and amounts transferred from it during the period. The value of the Fixed Account will accrue interest daily at an effective annual rate of at least 4%.

(b)	The value of all Variable Accounts as of the end of the Valuation Period. The value of each Variable Account as of the end of a Valuation Period is equal to the number of shares in such Variable Account at the end of the Valuation Period multiplied by the unit value of such Variable Account at the end of the Valuation Period.

(c)	The amount of any Loan Assets (as defined in Section 10) at the end of the Valuation Period.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

(a)	any portion of a Net Premium is credited to that Variable Account;

(b)	transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

(c)	any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

(a)	any portion of a loan is taken from that Variable Account;

(b)	any portion of the charges described in Section 9 is deducted from that Variable Account;

(c)	any portion of a partial withdrawal is made from that Variable Account; or

(d)	a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

8. ACCOUNT VALUE, continued

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period times 100% minus the Mortality and Expense Risk Charge percentage for the Valuation Period.

9. CHARGES

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value at the end of the immediately preceding Valuation Period, where:

(a)	is the Administrative Charge;

(b)	is the Guaranteed Minimum Death Benefit Charge, if elected, and if the GMDB feature is in effect;

(c)	is the sum of the charges for Riders that are part of the policy, if applicable;

(d)	is the sum of all charges for ratings, if applicable;

(e)	is the Issue Charge, if any; and

(f)	is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000 multiplied by the Net Amount at Risk on that date. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

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9. CHARGES, continued

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less any indebtedness and less all charges due on the Date of Issue or Processing Date;

(b)	is the Guaranteed Minimum Death Benefit as described in Section 4, if elected, and still in force, minus any indebtedness under Section 10 and withdrawals under Section 11; and

(c)	is the Death Benefit as described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings and expenses. They will be reviewed at least once every 5 Policy Years, but not more often than once each Policy Year. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

10. LOANS AND DIVIDENDS

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available and the policy is not in a grace period as defined in Section 7. Each loan must be for at least $1000. We may defer loans as provided by the law or as provided in Section 21. If we defer payment for more than 10 working days, we will pay interest on the loan value. The rate will be the same as declared in Option 1, Settlement Provisions for the period the payment is deferred.

The Loan Value while the policy is in full force will be equal to (a) minus (b) minus (c) where: (a) is the Account Value, (b) is twelve times the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained, and (c) is (a) above minus (b) above multiplied by 1.00% in policy years 1-20 and .50% thereafter. The amount of loan available will be the Loan Value less any existing indebtedness. Values will be determined, subject to the “Deferral of Determinations and Payments” provision, at the end of the Valuation Period in which the loan application is received at our Home Office.

The effective annual rate of Loan Interest for policy years 1-20 is 5.00%. The effective annual rate of Loan Interest for policy years 21 and after is 4.50%. The Loan Interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Surviving Insured’s death, and while the policy is in full force.

When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date. In no event, however, will such termination occur prior to the expiration of the grace period specified in Section 6. “Excess indebtedness” is the amount, if any, by which indebtedness exceeds an amount equal to the Loan Value. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount of the loan will also be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. Upon loan repayment, Loan Assets will be reduced by the amount of the repayment. The same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the then current Subaccount Investment Rule.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

Dividends

There are no dividends payable under this policy.

11. SURRENDERS AND WITHDRAWALS

We will determine and pay the Surrender Value of the policy if the Surviving Insured is then alive, subject to Section 21, and the policy is in full force. The Surrender Value will be determined and the policy will terminate as of the end of the Valuation Period in which we receive at our Home Office (i) written notice requesting surrender of the policy, and (ii) the surrendered policy. We may defer payment of the Surrender Value as provided by law or as provided in Section 21.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness. At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 4% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

Failure to repay a loan or to pay interest will terminate this policy when the indebtedness equals or exceeds the Surrender Value and 31 days after notice has been mailed to you and any assignee of record with us at the address last known to us.

If the policy is surrendered before the end of the second Policy Year, then any excess Sales Load as defined in Rule 6e-3(t) of the Investment Company Act of 1940 will be returned to the Owner.

When the policy ceases to be in full force under subsection B of Section 7, we will pay the Surrender Value, if any, to you. You may request a withdrawal of part or all of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made. For each withdrawal we will make a charge to the Account Value of $20. Each withdrawal must be at least $1000, but cannot exceed an amount equal to the Surrender Value less Section 8 charges for the next 3 Processing Dates. Withdrawals may be deferred as provided by law or as provided in Section 21.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6, and will be reflected in Option A death benefit as described in Section 4.

Terminated ASI Withdrawal Amounts are any withdrawals made while there is an Additional Sum Insured in effect which is later discontinued under the policy because a timely default payment has not been made in connection with an ASI Default as described in subsection B of Section 7. Under no circumstances may the total of Terminated ASI Withdrawal Amounts exceed the Additional Sum Insured in effect at the time the Additional Sum Insured is discontinued under subsection B of Section 7.

12. BASIS OF COMPUTATIONS

Minimum surrender values, reserves and net single premiums referred to in the policy are computed on the basis of the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables with percentage ratings, if applicable, and based on the underwriting class and smoking status of each Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions. There is no change in these calculations due to the death of the first Insured to die.

The Account Value while the policy is in full force is computed as described in Section 8. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any Rider shall be specified in the Rider and have no effect in determining the values available under the provisions of this Section 12.

13. SEPARATE ACCOUNTS AND FIXED ACCOUNT

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We will make a Valuation Period Mortality and Expense Risk Charge in accordance with the Policy Specifications. We reserve the right to increase this charge at any time; however, it shall never exceed the maximum amount shown in the Policy Specifications. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Portfolios.

13. SEPARATE ACCOUNTS AND FIXED ACCOUNT, continued

Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Accounts are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Accounts exceed the liabilities of the Separate Accounts arising under the variable life insurance policies supported by the Separate Accounts. Income, gains and losses, whether or not realized, from assets allocated to our Separate Account shall be credited to or charged against such account without regard to other income, gains or losses.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform to any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Rule and the Variable Account Transfer Provision.

14. ALLOCATION TO SUBACCOUNTS

All Net Premiums credited to Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market Subaccount in accordance with the Subaccount Investment Rule, as chosen by you and shown in the application for this policy. We will then allocate future Net Premiums and other credits among the Subaccounts in accordance with this Subaccount Investment Rule. You may elect to change the Subaccount Investment Rule at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us; however, fund transfers will not be made if the policy is in a grace period. We reserve the right to impose limits on the number and frequency of such changes. All percentages must be expressed as whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be no less than 10. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts to any Subaccount without charge. We reserve the right to impose limits on the number and frequency of such transfers. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us.

Fixed Account Transfer Provision

Subject to the limitations below, you may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account to any Variable Account, in the manner described below. Except as provided in Section 15, such a transfer will be permitted only during the period beginning 60 days before each policy anniversary and ending 30 days after such anniversary and only once during each such period. If notice is received at our Home Office on or before the anniversary, the transfer will be effective at the end of the Valuation Period during which the anniversary falls. If notice is received after the anniversary, the transfer will be effective at the end of the Valuation Period in which we receive the notice. The maximum transfer amount is 20% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

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15. INVESTMENT POLICY CHANGE

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such filing. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice.

16. ANNUAL REPORT TO OWNER

While the policy is in full force, we will furnish annually to the Owner a statement that shows:

(a)	The Death Benefit, Guaranteed Minimum Death Benefit if elected, and Account Value as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report; and

(d)	Loan information.

No more than 30 days after a policy processing day on which we determine that a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

An illustration of future values will be provided upon request. We may charge a reasonable fee, not to exceed $50, for such report. A statement of cash surrender values will be furnished within 20 business days from the date of request.

17. REINSTATEMENT

A. Restoration of Guaranteed Minimum Death Benefit Feature

If the Guaranteed Minimum Death Benefit Feature (GMDB Feature) has been removed from the policy under subsection A of Section 7, the GMDB Feature may be restored within 5 policy years after the beginning of the grace period described in subsection A of Section 7, provided that the policy continues to be in full force. The date of restoration of the GMDB Feature is the date on which we determine that all 3 requirements below have been satisfied:

(1)	Receipt of a written request to restore the GMDB Feature.

(2)	Receipt of evidence of insurability satisfactory to us, unless restoration is requested within 1 year after the beginning of the grace period described in subsection A of Section 7.

(3)	Receipt of a payment equal to the difference between the then current GMDB Premium Target and the then current Cumulative Premium Balance.

Requirements (2) and (3) above must be satisfied within 30 days after the date we receive the restoration request.

On the Processing Date on which the restoration takes effect or which next follows the date of restoration, we will deduct from the Account Value any unpaid Guaranteed Minimum Death Benefit charges under Section 9. We reserve the right to disallow restoration of the GMDB Feature more than once during the life of the policy.

B. Reinstatement of Policy

If the policy lapses under subsection B of Section 7, it may be reinstated within 1 year after the beginning of the grace period provided both Insureds are alive or one Insured is alive and the lapse occurred after the death of the other Insured.

The date of reinstatement is the date on which we determine that all 3 requirements below have been satisfied:

(l)	Receipt of a written application for reinstatement.

(2)	Receipt of evidence of insurability on any living Insured satisfactory to us.

(3)

Receipt of a payment which, after deduction of all applicable charges listed under “Deductions from Premium Payments” in Section 1 is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at the lesser of the Loan Interest Rate and an annual effective rate of 6%, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default. If the Guaranteed Minimum Death Benefit Feature had been elected at issue and had not been removed more than 4 years prior to the beginning of the grace period

17. REINSTATEMENT, continued

described in subsection B of Section 7, it may be restored by paying the difference between the then current GMDB Premium Target and the then current Cumulative Premium Balance.

Requirements (2) and (3) above must be satisfied within 60 days after the date we receive the application for reinstatement. On the date of reinstatement (i) a death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement. The Account Value on the date of reinstatement will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

A new Incontestability period will run for two years from the effective date of reinstatement with any contest limited to material misrepresentations on the reinstatement application.

18. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Surviving Insured, then the following will apply, unless otherwise provided:

If the Surviving Insured is the sole Owner, then the Surviving Insured’s estate will be the beneficiary.

In all other cases, the Owner(s) remaining after the death of the Surviving Insured will be the beneficiary. If there is more than one remaining Owner, they will share the proceeds in the same proportions in which their ownership interest is held.

When at least one Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. An irrevocable Beneficiary may not be changed without such irrevocable Beneficiary’s consent. Any change or revocation will take effect when the notice is signed, subject to receipt of the notice at our Servicing Office. If such receipt occurs, then (i) a change of Beneficiary will take effect as on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or either Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

19. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Surviving Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 28, Settlement Provisions, or such greater rate as is required by law.

20. TRANSFER OF ASSETS DURING FIRST 24 MONTHS

At any time during the first 24 months from the Date of Issue of this policy while this policy is in full force, you may elect to transfer all assets held in the Variable Account to the Fixed Account. No charge will be made for such transfer. Such transfer will be allowed regardless of any limits we have imposed on the number and/or frequency of fund transfers.

21. DEFERRAL OF DETERMINATIONS AND PAYMENTS

Payment of variable death benefits in excess of any minimum death benefits, cash values, loans, withdrawal value (except when used to pay premiums) or Surrender Value may be deferred:

(i) for up to six months from the date of request (except to pay premiums), if such payments are based on policy values that do not depend on the investment performance of the Separate Account; or (ii) otherwise for any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical.

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21. DEFERRAL OF DETERMINATIONS AND PAYMENTS, continued

If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1, Settlement Provisions, for the period the payment is deferred, or such greater rate as is required by law.

If any of the Account Value is allocated to the Fixed Account, then payment of any cash surrender value or loan may be deferred for up to six months from the date of request.

22. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

23. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insureds and of any revocable Beneficiary shall be subject to the terms of the assignment. We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

24. INCONTESTABILITY

This policy shall be incontestable after it has been in force during the lifetime of at least one of the Insureds for 2 years from its Date of Issue, except for nonpayment of premium.

A reinstatement and the amount of any increase in the policy Total Sum Insured that required evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change.

However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of at least one Insured for 2 years from the effective date of such increase.

Any contest of this contract will be based only on material misrepresentations. No misrepresentation shall be deemed material unless knowledge of the facts misrepresented would have led to a refusal by us to make such a contract.

25. MISSTATEMENT OF AGE OR SEX

If the age or sex of either of the Insureds has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have purchased at the correct age or sex by the most recent Cost of Insurance Charge deducted under Section 9.

26. SUICIDE

If either of the Insureds commits suicide within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11.

If either of the Insureds commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting either from any payment of premium we are authorized to refuse under Section 5 or from any unscheduled increase in Total Sum Insured under Section 4, the benefits payable under the policy will not include the amount of such increase but will include the amount of any such premium.

If due proof of death of the other Insured is provided to us within 60 days after the date of the suicide, and such suicide occurs during the first two Policy Years, we will make a new policy available on the life of the Surviving Insured. The issue age, Date of Issue, and Insured’s underwriting classification under the new policy will be the same as when this policy was issued. The amount of coverage under the new policy will be the Total Sum Insured under this policy. The new policy will include any Riders that were included in this policy, if such Riders were available on a single life basis on the Date of Issue of this policy. We will set the premiums for the new policy in accordance with our regular rules in use on the Date of Issue. The new policy will not take effect unless all premiums due since the Date of Issue are paid to us within 31 days after we notify you of the availability of the new policy. If the person eligible to be insured under the new policy dies prior to the end of such 31 day period, we will pay the Total Sum Insured under the new policy less all premiums that would have been due under the new policy from its Date of Issue to the date of such person’s death.

27. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy and such application. However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications may become part of the policy. All statements made in any application shall, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insureds to defend a claim under the policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue. Any reference in this policy to a date means a calendar day ending at midnight local time at our Home Office. An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

Subject to the prior approval of the Superintendent, we reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

28. SETTLEMENT PROVISIONS

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1—Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A—Income of a Specified Amount, with payments each year of at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B—Income for a Fixed Period with each payment as declared but not less than that shown on the Table for Option 2B.

Option 3—Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of those remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4—Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5—Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by sending written notice to us: (a) while either Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the date of death of the Surviving Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for income payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval. If a period certain option is elected that provides installment payments of the same amount at some ages for different periods certain, we will deem an election to have been made for the longest period certain that could have been elected for such age and amount.

The Payee under an option shall be the Beneficiary or either of the Insureds.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

Options 3, 4, and 5 are available only if the Payee’s age is 40 or older.

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28. SETTLEMENT PROVISIONS, continued

Table for Settlement Options 2B, 3, 4, and 5 – MALE*

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee at Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.64	3.60	3.66	3.56
2	42.86	41	3.69	3.64	3.71	3.60
3	28.99	42	3.74	3.68	3.76	3.64
4	22.06	43	3.79	3.73	3.81	3.68
5	17.91	44	3.85	3.77	3.87	3.73
6	15.14	45	3.90	3.82	3.93	3.77
7	13.16	46	3.96	3.87	3.99	3.82
8	11.68	47	4.02	3.92	4.05	3.87
9	10.53	48	4.09	3.97	4.12	3.92
10	9.61	49	4.15	4.03	4.19	3.98
11	8.86	50	4.22	4.08	4.27	4.04
12	8.24	51	4.29	4.14	4.34	4.10
13	7.71	52	4.27	4.20	4.43	4.16
14	7.26	53	4.45	4.26	4.51	4.23
15	6.87	54	4.54	4.32	4.60	4.30
16	6.53	55	4.62	4.39	4.70	4.37
17	6.23	56	4.72	4.45	4.80	4.45
18	5.96	57	4.82	4.51	4.91	4.53
19	5.73	58	4.92	4.58	5.03	4.61
20	5.51	59	5.03	4.64	5.15	4.70
21	5.32	60	5.14	4.71	5.28	4.79
22	5.15	61	5.26	4.78	5.42	4.89
23	4.99	62	5.39	4.84	5.57	4.99
24	4.84	63	5.52	4.90	5.74	5.10
25	4.71	64	5.66	4.96	5.91	5.21
26	4.59	65	5.81	5.02	6.10	5.33
27	4.47	66	5.96	5.08	6.29	5.45
28	4.37	67	6.11	5.13	6.50	5.58
29	4.27	68	6.28	5.18	6.73	5.72
30	4.18	69	6.44	5.23	6.97	5.86
Annual, Semi-annual, or quarterly payments under Option 2B are 11.839, 5.963, and 2.993 respectively times the monthly payments.		70 71 72 73 74 75	6.61 6.78 6.96 7.14 7.32 7.49	5.27 5.31 5.34 5.37 5.40 5.42	7.23 7.51 7.80 8.12 8.45 8.82	6.01 6.06 6.33 6.51 6.68 6.87
		76	7.67	5.44	9.21	7.08
		77	7.84	5.44	9.62	7.28
		78	8.01	5.47	10.07	7.52
		79	8.17	5.48	10.55	7.74
		80	8.33	5.49	11.06	7.97
		81	8.48	5.49	11.61	8.26
		82	8.61	5.50	12.19	8.50
		83	8.74	5.50	12.81	8.76
		84	8.86	5.51	13.46	9.11
		85 & over	8.97	5.51	14.16	9.39
		Options 3, 4 and 5 are available only at the ages as shown.

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

28. SETTLEMENT PROVISIONS, continued

Table for Settlement Options 2B, 3, 4, and 5 – FEMALE*

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee at Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.42	3.40	3.42	3.37
2	42.86	41	3.46	3.43	3.46	3.41
3	28.99	42	3.50	3.47	3.50	3.44
4	22.06	43	3.54	3.51	3.54	3.48
5	17.91	44	3.58	3.55	3.59	3.52
6	15.14	45	3.63	3.59	3.63	3.56
7	13.16	46	3.67	3.63	3.68	3.60
8	11.68	47	3.72	3.68	3.73	3.64
9	10.53	48	3.77	3.72	3.79	3.69
10	9.61	49	3.83	3.77	3.84	3.74
11	8.86	50	3.89	3.82	3.90	3.79
12	8.24	51	3.95	3.88	3.97	3.84
13	7.71	52	4.01	3.93	4.03	3.89
14	7.26	53	4.08	3.99	4.10	3.95
15	6.87	54	4.15	4.04	4.18	4.01
16	6.53	55	4.22	4.11	4.25	4.07
17	6.23	56	4.30	4.17	4.34	4.14
18	5.96	57	4.38	4.23	4.42	4.21
19	5.73	58	4.47	4.30	4.52	4.28
20	5.51	59	4.56	4.37	4.61	4.36
21	5.32	60	4.65	4.44	4.72	4.44
22	5.15	61	4.76	4.51	4.83	4.52
23	4.99	62	4.86	4.58	4.95	4.61
24	4.84	63	4.98	4.65	5.07	4.70
25	4.71	64	5.10	4.72	5.21	4.80
26	4.59	65	5.22	4.79	5.35	4.91
27	4.47	66	5.36	4.86	5.51	5.02
28	4.37	67	5.50	493	5.67	5.13
29	4.27	68	5.65	5.00	5.85	5.26
30	4.18	69	5.80	5.06	6.04	5.38
Annual, Semi-annual, or quarterly payments under Option 2B are 11.839, 5.963, and 2.993 respectively times the monthly payments.		70 71 72 73 74 75	5.96 6.14 6.31 6.50 6.69 6.89	5.12 5.18 5.23 5.28 5.32 5.35	6.25 6.47 6.71 6.97 7.26 7.56	5.52 5.67 5.82 5.99 6.15 6.33
		76	7.09	5.39	7.90	6.53
		77	7.29	5.41	8.26	6.72
		78	7.49	5.43	8.65	6.95
		79	7.69	5.45	9.07	7.17
		80	7.89	5.47	9.53	7.40
		81	8.08	5.48	10.03	7.67
		82	8.26	5.49	10.57	7.92
		83	8.43	5.50	11.16	8.23
		84	8.59	5.50	11.79	8.50
		85 & over	8.74	5.50	12.48	8.79
		Options 3, 4 and 5 are available only at the ages as shown.

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

28. SETTLEMENT PROVISIONS, continued

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Survivorship Policy

Variable Universal Survivorship Life Insurance Policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Schedule of benefits and premiums and the premium class are shown on the Policy Specifications

MAJ498	VSBP98NY	Printed in U.S.A.